Exhibit 99.2
Transcript of Diamond Resorts International, Inc. Conference Call held on August 7, 2013

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking statements, including statements regarding the current expectations of Diamond Resorts International, Inc. (the “Company”) about its prospects and opportunities. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company's ability to maintain an optimal inventory of vacation ownership interests (VOIs) for sale; the Company's ability to sell, securitize or borrow against its consumer loans; decreased demand from prospective purchasers of VOIs; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; the success of the Company's acquisitions and other strategic transactions; and the Company's ability to compete effectively.
For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

DIAMOND RESORTS INTERNATIONAL

Moderator: David Palmer
August 7, 2013
4:30 p.m. EST

Operator:
Welcome to the Diamond Resorts International conference call, discussing the results for the quarter ended June 30, 2013. Hosting the call today from Diamond Resorts International are Mr. David Palmer, Chief Executive Officer and President, and Mr. Alan Bentley, Chief [Company Correction: Executive] Vice President and CFO.

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
08-07-13/4:30 p.m. EST
Confirmation # 25321338

This call may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about the Company's expected future financial performance. These statements may be affected by many factors, including those listed in the Company's SEC filings, and in today's earnings release.

As a result, the Company's actual results may differ materially from the results we discuss or project today. We will not publicly update any forward-looking statements, whether as a result of new information, future events or any other reason. We will also discuss non-GAAP financial measures today. We reconcile each non-GAAP measure to the most comparable GAAP measure in exhibit to today's earnings release. Please also refer to our discussion of non-GAAP financial measures in our SEC filings.

I will now turn the call over to David Palmer.

David Palmer:
Thank you, operator, and thank you all for joining us today. In addition to our bond holders, we would like to welcome our new equity shareholders who participated in our successful initial public offering on July 19.

For those of you who are new to our story, we are a leading global hospitality company. We are paid a fee to operate 92 vacation resorts, a little over half of those in North America, and the rest in Europe. We do not own these resorts, we manage them. We also sell vacation ownership points that provide access to over 300 resorts, which includes our managed resorts, plus over 200 affiliated resorts, which we do not manage.

Currently, we have approximately half a million owner families within our network. There are three aspects of our unique business model that are important to note. It has, at its core, evergreen cost plus management fees that provide predictable growth. It is capital light, with virtually no development CAPEX required. And it has a unique inventory capture model that maximizes profitability by providing low-cost inventory on a flow basis to our statistically-driven sales platform, thereby helping fuel formulaic profitable sales growth.

Now turning to our second quarter operating results. We're very pleased with our performance. In our view, the strong year over year growth in our business continue to validate our strategic focus and our integrative hospitality platform, and demonstrates

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
08-07-13/4:30 p.m. EST
Confirmation # 25321338

the differentiated attributes of our model. I will first review some highlights from the quarter, and also touch on some key initiatives and how they impacted our results, and then turn the call over to Al Bentley for a deeper dive into the financials, before opening up the call to a question and answer period.

Total revenue for consolidated operations increased $52.5 million, or 43.2%, to $173.9 million for the quarter, from $121.4 million for the prior year quarter. Our hospitality and management services division revenue grew by $3.6 million, or 9.2%, for the second quarter compared to the same period last year. This growth was driven by the addition of managed resorts from the PMR Acquisition, higher same-store management fee revenues, and increased revenues from THE Club, which their proprietary reservation system and exchange platform that enable members to use their points to stay at any of our resorts in our network, and also offers our members a wider range of other benefits.

Our Vacation Interest sales revenues grew by $45.5 million, or 70.2%, in the second quarter, as compared to the same period last year. This growth was driven by a 28% increase in tours to 55,650 from 43,467, a 25.2% increase in transactions to 7,518 from 6,006, reflects closing percentages of 13.5% for the 2013 quarter, and 13.8% for the period in 2012.

We had a 29.7% increase in average transactions to $16,012 from $12,347, and our VPG increased to $2,163 from $1,706 last year, and from $2,158 in Q1. Advertising sales and marketing expense as a percentage of Vacation Interest sales decreased six percentage points to 51%. This improvement was primarily due to leveraging of our fixed costs through increased sales efficiencies. For reference in Q1 2013, our advertising sales and marketing expense was 52.5%. As I stated in our Q1 2013 call, we expect our advertising sales and marketing expense to remain in the low to mid-50s as a percentage of our sales.

Net income was $18.0 million for the second quarter, which reflected a $28.6 million decrease from Q2 of 2012, but note that the net income for the 2012 period included a gain on bargain purchase from our business combinations of $22.7 million, and a $7.8

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
08-07-13/4:30 p.m. EST
Confirmation # 25321338

million credit for Vacation Interest cost of sales, compared to a charge of $9.0 million for Vacation Interest cost of sales for the period in 2013.

Adjusted EBITDA for the Company and its restricted subsidiaries, as defined in our bond indenture, increased $30.8 million, or 116%, to $57.3 million for the period, from $26.5 million for the comparable period in 2012. Adjusted EBITDA for the Company on a consolidated basis was $55.4 million for Q2, as compared to $25.1 million for Q2 2012, an increase of 121%.

Concurrent with the completion of our IPO, we also closed two strategic acquisitions, adding Island One and the remaining portion of Pacific Monarch Resorts to our network. We acquired the management contracts for each company's properties, and added Island One's owner families to our portfolio. We had previously acquired Pacific Monarch's other management agreements and owner families in 2012. The Pacific Monarch Resorts transaction was paid for with cash from proceeds from the IPO, while the Island One Acquisition was paid for in shares of our common stock.

Together, these deals add nine new properties, 13 new property management arrangements, and over 25,000 owner families to our network. They represent a strong benefit to our business by adding significant cash flow to our hospitality management segment, and enhancing our owner base while enabling us to drive cost synergies.

More broadly, these types of acquisitions represent an excellent strategic growth platform for our business, and we look forward to fully integrating these resorts and their owners into our Company. Before I hand the call over to Al Bentley to go through financials in more detail, I would like to take a moment to thank our entire team for their collective efforts throughout the IPO process. It would not have been possible without the hard work of everyone involved, and we thank them. And now I'll turn the call over to Al Bentley.

Alan Bentley:
Thank you, David. Good afternoon, everyone. First, I just want to give you some general background on the financial statements. The consolidated financial statements include the results of operations for our restricted and non-restricted entities, and our

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
08-07-13/4:30 p.m. EST
Confirmation # 25321338

guarantor and non-guarantor subsidiaries, as those terms are defined under our senior secured notes.

Second, the results of operations, financial position and cash flows for ILX and Tempus Resorts are included in the second quarter of both periods, so there's no comparability difference. Third, the second quarter of 2013 includes the results of operations, financial position and cash flows of the PMR Acquisition and the Aegean Blue Acquisition. The results of operations and cash flows for 2012 include PMR for approximately five weeks, as this transaction closed in May of 2012. No amounts are included for Aegean Blue in 2012, as this transaction closed in the fourth quarter of 2012.

In regards to a P&L overview, our total revenues reached $173.9 million for the three months ended June 30, 2013, which was an increase of $52.5 million, or 43.2%, over the same period in 2012. Revenues in our hospitality and management services segment increased to $42.4 million, an increase of approximately $3.5 [Company Correction: $3.6] million, or 9.2%, over Q2 2012.

Earnings in our management and member services grew to $24.6 million, an increase of $2.6 million, or 11.9%, for the second quarter of 2013, as compared to the same period in 2012. Management fees increased as a result of the addition of the managed properties from the PMR Acquisition, and increases in operating costs at the resort level which generated higher management fee revenue under our cost plus management agreement.

Also, we had higher Club revenue, which was primarily driven by an increase in annual club fees, which averaged $299 in Q2 of 2013, versus $277 in 2012 per member. We also had a higher number of members, and higher collection rates on those fees in 2013 than we did in 2012.

Total revenues in our VOI and financing segments reached $131.0 million, an increase of $48.8 million, or approximately 59.4%, from the comparable period of the prior year. As David had said, our VOI revenue increased $45.6 [Company Correction: $45.5]

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
08-07-13/4:30 p.m. EST
Confirmation # 25321338

million, or 70.2%, from the prior year, and our interest income and other revenue increased $3.2 million, or 18.7%, from the comparable period of the prior year.

The VOI revenue increased as a result of an increase in tour flow from existing stores, the full quarter of PMR Acquisition, which is approximately a $12.0 million increase in the quarter, and maximized results from the Tempus and the ILX Acquisitions. Our total tours increased 12,183, or 28.0%, to 55,650 as a result of same-store sales increases as well as the full quarter PMR in 2013 that I previously referred to.

The increase in the number of transactions closed up 1,512 to a total of 7,518. Our closing percentage for the three months ended June 30, 2013, was 13.5% versus 13.8% for the comparable period of the prior year. Our average transaction price also increased by approximately $3,665, or 29.7%, in the same period as the prior year, to a total of $16,012.

From a cost perspective, as David also mentioned, our advertising sales and marketing expense as a percentage of VOIs sales revenue decreased 6.4 percentage points to 50.6%, from 57.0% in 2012. The decrease of such costs as a percentage of Vacation Interest sales revenue was primarily due to improved absorption of fixed costs through increased sales efficiencies, as well as the expiration and expected future expiration of sales incentives we provide customers prior to the three months ended June 30, 2013.

Next, our VICC, or our Vacation Interest cost of carry, increased by approximately $1.6 million from the same period in the prior year, primarily as a result of the full year, or full quarter of the PMR in 2013. Our general and administration expenses decreased by $0.5 million to $21.7 million for the quarter, a reduction of 2.3%. As a percentage of our total revenue, general and administration expenses were 12.5% for the three months ended June 30, 2013, compared to 18.3% for the three months ended June 30, 2012, reflecting improvement in the leveraging of fixed costs over a larger revenue base, reductions in legal and professional fees after the integration of the PMR Acquisition, and higher allocations of cost to our HOAs. These decreases were partially offset by increased payroll costs to support ongoing operations acquired in connection with the PMR Acquisition.

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
08-07-13/4:30 p.m. EST
Confirmation # 25321338

Our net income was $18.0 million for the three months ended June 30, 2013, a decrease of $28.6 million from $46.6 million for the three months ended June 30, 2012. As David said, the net income for the period in 2012 included a gain on bargain purchase from the business combination of the PMR Acquisition in the second quarter of 2012, which was $22.7 million, and we also had a $7.8 million credit for Vacation Interest cost of sales in 2012, as compared to a charge of $9.0 million for Vacation Interest cost of sales for the period in 2013 which was a $16.8 million swing.

As a result of the increases in revenues, the reduced ASM percentage and the maintaining of consistent G&A, our Adjusted EBITDA on a consolidated basis increased 121% over prior year to $55.4 million, an increase of $30.4 million from the prior year level. Adjusted EBITDA for Diamond Resorts Parent, LLC and the restricted subsidiaries increased $30.8 million to $57.3 million.

Now for an overview of our balance sheet and liquidity, our total assets increased by approximately $80 million from December 31, 2012. Our unrestricted cash and cash equivalents at June 30, 2013 was $18.8 million. As of June 30, we had approximately $80.0 [Company Correction: $89.0] million in capacity under our conduit and quorum facilities; further, we had approximately $11.0 million in eligible receivables, which if we had chosen to do so, could have provided $9.0 million in additional advances under those facilities.

During the quarter we had a net decrease in cash of approximately $7.2 [Company Correction: $7.4] million. A summary of the sources and uses of that cash during the quarter is as follows. Our net income of approximately $18.0 million, which included non-cash adjustments of, again, about $18.0 million, which is depreciation, amortization, things of that nature - for a total number of approximately $36.0 million.

That $36.0 million was then used for the purchases of inventory of about $12.3 million, which included by the way some limited amount of construction in progress related to our Mexican and Italian expansion. We had net purchases of property and equipment of approximately $4.5 million. We had an increase in our net mortgages receivable of about $10.1 million, which is the increase in the receivables generated over the funding provided for in the securitizations. And, as I had noted a few minutes ago, is we had

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
08-07-13/4:30 p.m. EST
Confirmation # 25321338

capacity to borrow an additional $9.0 million had we chosen to do so, but we - the cash position was not required to do that.

I also wanted to back up just one second on the purchase of inventory, where I mentioned that it was $12.3 million. I wanted to note that the majority of that amount year-to-date, which was $14 million, we incurred the most of that in the second quarter, so that on a six month-to-date basis, we were at $14.3 million, and $12.3 million for the second quarter.

We also had net principal payments on our debt [Company Clarification: notes payable (including debt issuance costs)] obligations of approximately $11.0 million. I'd also want to note here that the proceeds - a portion of the proceeds from the IPO were utilized to pay down debt related to our acquisitions, and so the principal payments that reflects is on the acquisition debt, before it was paid off, after the end of the quarter.

There was also then just miscellaneous changes in working capital assets and liabilities, that was the balance of that. So our net cash used during the quarter was approximately $7.4 million. Our debt obligations under the senior secured notes remained flat at approximately $417 million, and our securitized debt increased by approximately $37.2 million, reflecting our 2013 securitization net of payments received on all securitized and conduit facilities.

We are in compliance with all debt covenants as of June 30, 2013. On July 24, 2013, we closed our initial public offering of an aggregate of 17,825,000 shares of common stock at the initial public offering price of $14 per share. The net proceeds to the Company were $210,185,500, before deducting offering expenses payable by the Company.

The net proceeds of the offering were primarily - principally used to repay outstanding indebtedness, which I referred to a minute ago, and the associated interest and fees therewith, which was approximately $112 million, and to acquire the PMR Services Companies, which I will describe here in just a moment, for approximately $48 million.

The repayment of the outstanding indebtedness was approximately $105.0 million in principal payments, which is expected to save approximately $22.0 million in annual

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
08-07-13/4:30 p.m. EST
Confirmation # 25321338

interest expense going forward. On July 24, 2013, following the consummation of the offering, a subsidiary of the Company completed the acquisition of various assets of each of Monarch Owners Services, Resorts Services Group, and Monarch Grand Vacations Management, for an aggregate cash purchase price of $47.8 million.

Also on July 24, following the consummation of the offering, the Company completed its acquisition of all of the equity interests in Island One, Inc. and Crescent One, LLC, by issuing an aggregate of 5,236,251 shares of common stock, as well as making a distribution of $1.8 million in cash, representing excess working capital and excess accrual for certain bad debt expenses therewith.

Further, on July 26, 2013, our subsidiary, Diamond Resorts Corporation, commenced a tender offer to purchase a portion of its 12.0% senior secured notes, due in 2018, to be funded with up to $56.8 million of proceeds from the initial public offering. The tender offer is scheduled to expire on August 22, 2013. So David, that's an overview of our financials, and I'll turn that back to you.

David Palmer:	Thank you, Alan, very much, and operator, if you'd please open up the line for question and answer, we'd appreciate it.

Operator:
Certainly. At this time, if you'd like to ask a question, press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Joe Greff with J.P. Morgan.

Joe Greff:	Good afternoon, everybody.

David Palmer:	Hi, Joe.

Joe Greff:	David, the average transaction size was up huge year over year, and up nicely sequentially. Can you talk about the sustainability of that and the drivers?

David Palmer:
Sure, well, from a driver standpoint, you know, we've been focusing quite a bit over the last two years in our merchandising around the value proposition of our initial points purchases. We talked a little bit about it during the road show, and also in our - in our MD&A and in our 10-Q which will be filed this week. We introduced a program called

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
08-07-13/4:30 p.m. EST
Confirmation # 25321338

Diamond Dream Holidays, which is a program that's based around higher initial points purchases and subsequent follow-on points purchases that are - that are higher.

So that program was tested in 2012, and rolled out in 2013 system-wide, and it's had a substantial impact both in our first quarter and our second quarter year over year, so it's been a successful merchandising program. So, if you think about the two key drivers of average transaction being merchandising and mix, so far we've been really more focused on the merchandising aspects of that program, and not the mix aspects - mix will be driven over the next two years, so we're very comfortable with the sustainability of that - of that number, because it's really been a number that's been entirely under our control, in the way we present the product to the consumer.

Again, you know, we're not making any predictions on this - on this phone call, and any guidance on this phone call, but you know, we're very comfortable that the number that we achieve in that quarter is something that, you know, both the first and second quarter results are something that we feel is sustainable.

Joe Greff:	Great, and then on the consumer loan financing side, what percentage of the originations were financed?

David Palmer:
We're averaging around 70% year-to-date, and that's the target number that we want to be for the year. As I explained on our first quarter conference call, we prescribed that number at the beginning of the year, and want to try to carry that 70%, that will allow us to generate a receivables pool large enough to bring to the securitization market in Q1 of 2014, and we need to sustain that given the prepayment nature of our - of our current pool, which is about a 30% to 40% prepayment with the types of FICO scores that are in that pool.

So for us to keep in that 70% to 75% range for the - for the rest of this year, you know, we hope to be able to have a receivable pool north of $100 million to bring to the market in the first quarter of 2014.

Joe Greff:	Great, thanks, guys.

David Palmer:	Thanks, Joe.

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
08-07-13/4:30 p.m. EST
Confirmation # 25321338

Operator:	Your next question comes from the line of Joel Simkins, with Credit Suisse.

Joel Simkins:
Yes, hey, good afternoon, guys. Welcome to the public markets. Got a couple questions for you here. I guess number one, David, the close rate at 13.5% was pretty strong. Can you just give us a sense of what continues to drive that, and particularly what channels of tour flow are seeing the most, you know, traction in terms of close rates?

David Palmer:
Yes, I think, Joel, you may be referring - we had given, you know, in our Q1 call, I said I wouldn't be surprised to see that number come down in the 12.5% range. 13.5%, obviously, was a very strong quarter for us. We continue to innovate around programs on our hospitality platform that drive higher closing percentages, and there really wasn't one particular program. Like, on the merchandising side, Diamond Dream Holidays clearly was a program that stood out in both the first and second quarters. But on the closing side, it really was kind of, you know, across the board innovation, allowing us to sustain, you know, slightly better closing percentages that we had, you know, budgeted.

But again, I want to - I want to call it something that we don't think was a surprise to us. We're just constantly trying to drive for greater efficiencies around the closing percentage.

Joel Simkins:
Okay, and you know, to the extent you can discuss it, can you give us some context in terms of how tour flow is shaping up for the third quarter? Any particular areas of sourcing strain, do you have any visibility into tour flow into 4Q as well as sort of again what channels you're seeing the most demand come from?

David Palmer:
Well, we're not going to provide guidance on this call, Joel, but you know, from a tour flow standpoint, I think that we try to make sure that the street understands that we are a pretty prescriptive business. We build our tour flow budget early in the year, and we've continued to operate well within that tour flow envelope that we designed, you know, back in January. So you know, right now we're seeing tour flow come in as we expect it to come in, and we're very comfortable in the current envelope that we're operating in.

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
08-07-13/4:30 p.m. EST
Confirmation # 25321338

Joel Simkins:
And one final question here, obviously you guys just completed a couple of acquisitions, but I'm sure you guys are always out there looking for opportunities. Are you seeing anything out there - anything out there in terms of resort management opportunities, or any sort of one-off property acquisitions, and just following on that, just give us a bit of an update on your Asia growth strategy?

David Palmer:
Sure. So, we're constantly scanning the horizon for opportunities that will allow us to prudently plug assets into our operating platform, and bring, you know, synergy and create shareholder value. Since the IPO, we continue to pursue that strategy and you know right now, Joel, there's nothing that I could say is, you know, imminent with us, but we are - it's part of our overall strategy to continue to look at both a la carte management, you know, operating programs, and also full-on acquisitions, and we'll continue to do that quarter in, quarter out.

And, on Asia strategy, you know, we did announce a joint venture with Dorsett Hospitality Group, a Hong Kong-based company, this year. We're still in the very early stages of that. The first phase that rolled out was the affiliation agreement. That has been now in place, and we are actually taking reservations in our system, and our owners are actually booking and enjoying holidays in the Pan-Asian collection that we put together with Dorsett. So that was phase one.

Phase two would actually be the determination and introduction of a - of a vacation ownership product in Asia, that is in the very early stages of execution and right now, do not expect that to have any material contribution for the remainder of this year.

Joel Simkins:	Okay, thank you very much.

David Palmer:	Thank you, Joel.

Operator:	As a reminder, if you'd like to ask a question, press star one. Your next question comes from the line of Bob Lafleur with Cantor Fitzgerald.

Bob Lafleur:
Hi, good afternoon. Two things. One, on the nice increase in tour flow, could you talk a little bit about how much of that was increased tour flow at your existing sales center, versus the contribution from the acquisitions? And then sort of touching on Joel's point

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
08-07-13/4:30 p.m. EST
Confirmation # 25321338

about the close rates, if you could talk about how close rates are trending within each of the tour flow channels, and how much of the improvement you saw was a mix issue as opposed to improvements in the different baskets of tour flow? And then when you answer that, I've got another question about the inventory recovery spending in the quarter.

David Palmer:
Sure, thanks, Bob. So, about half of that tour flow in the quarter was related to new sales centers that we acquired principally with the PMR sales centers. So we were very pleased that we were able to integrate those - that tour flow in, and take advantage of the growth in tour flow. So you know, getting into the second part of your question, on the individual closing percentages by tour channel, again we're not going to get into specific guidance on this call, but you know, right now what we're seeing is, you know, across the board, we've been able to make marginal improvements, you know, system wide.

I think that most people recognize that our new customer acquisition close rates differ from our existing member close rates, and we're looking at innovation across both those channels right now. Where I'd say, you know in general, there's a lot of focus right now on making sure that we as a company are very focused on the new customer acquisition side of the equation, that over the next two years we'd like to see that continue to improve from a tour flow standpoint, and also from an efficiency standpoint.

So right now, there's really no - it's from a mix standpoint, you know, we're on that mix glide path, where we're trying to continue to increase, you know, new member tour flow. We're trying to make sure the efficiencies are staying intact as we're doing that. Again, we were very pleased with the overall closing percentage for this quarter at 13.5%, when I said I wouldn't be surprised if it was actually a little bit lower than that. And I think that number may, Bob, you know, jump around a little bit as we continue to experiment with new customer acquisition programs over the next - over the next few quarters.

You know, but right now, there isn't one particular thing, either mix-driven or program-driven, that's really driving that. It's really just, you know, small improvements, you know, day in and day out, that we're making in the business.

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Confirmation # 25321338

Bob Lafleur:
Okay, thanks. And then on the inventory recovery, you're spending, I think you talked about during the IPO process of kind of $20 to $25 million a year in inventory recovery spending. And you seem to be a little bit ahead of that sort of year to date. Is there a timing issue there, or do you expect to spend more - sorry, I've got construction going on in the office next to me.

David Palmer:	That's okay.

Bob Lafleur:	Do you expect to spend more over the course of the year, than maybe that $25 million?

David Palmer:
Well you know, I think we had talked about $25 to $30 million, if you see that we're year to date $14 million and change. You know, it's always heaviest in the second quarter. The way the interval recovery agreements work, the contracts - I explained this kind of in detail on the road show - the contracts allow us to actually start that recovery process really after the first grace period, which is after February.

So the bulk of the inventory repurchasing really does occur in the second quarter, that's why the first quarter was only a couple million dollars. So yes, typically it's - you know, that's the pace that, you know, we're not getting into specific guidance above what we have talked about in the past. But from a seasonal standpoint, yes, and you're looking at your modeling, you're going to always see the first quarter very, very low, and you're going to see the second quarter is our largest, because that's the first opportunity for us to exercise our rights for those recovery agreements.

Bob Lafleur:	Okay, thank you.

David Palmer:	Thank you, Bob.

Operator:	There are no further questions at this time. I would now like to turn the call back over to Mr. Palmer for closing remarks.

David Palmer:
Thank you very much. In closing, we're excited about the future, and we're excited about what the future holds for this business. We are confident that as we have the opportunity to discuss Diamond Resorts with many of you in the weeks and months

DIAMOND RESORTS INTERNATIONAL
Moderator: David Palmer
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ahead, you will share our enthusiasm. We thank you all for participating today, and we look forward to seeing you in the near future. Bye now.

Operator:	Thank you. This does conclude today's conference call. You may now disconnect.

END